NEWS RELEASE	Exhibit 99.1

June 27, 2008
For Immediate Release

GPS Industries announces $4.9 million
expansion of contract with Leisurecorp

GPS Industries launches into opportunities
outside the golf industry

Leisurecorp extends commitment to GPS Industries
through additional scope of works agreement

Vancouver, CANADA - GPS Industries, Inc. (GPSI) (OTC BB: GPSN.OB), the only provider of Wi-Fi powered, advertising-enhanced global positioning systems for golf facilities, resorts and residential communities, today announced that Leisurecorp LLC has extended its contract with GPSI for Jumeirah Golf Estates with an extra scope of work worth approximately $4.9 million.

The contract with GPSI is to deliver four separate and distinct solutions to Jumeirah Golf Estates in Dubai.

A utilities management application, InFOREmeter, will monitor, record and bill residents for the amount of water used to irrigate their personal green spaces. The system will include individual wireless water meters at each residence.

An asset tracking solution, InFOREtrak - The Asset Tracking System, will include both vehicle-mounted and portable asset tags. These tags will use the GPS satellite tracking system to determine the location of homeowners’ assets as they move around the community.

An amenities management system will offer solutions in two phases. The first phase will allow residents and guests to perform a series of online activities. The second stage will allow vendors or third parties a portal enabling them to present products online to Jumeirah Golf Estates residents and guests.

Finally, the eCommunity Management system will manage and control access to these applications. Development and delivery of these solutions is expected to occur over the next eight to 12 months.

Through the company’s major projects team, the expansion of the Jurmeirah Golf Estates contract continues to diversify GPSI beyond the golf industry as a provider of Wi-Fi technology solutions.

David Chessler, the newly elected Chief Executive Officer of GPSI, stated that “this latest commitment from Leisurecorp shows that we’re not just a GPS golf company anymore. The contract that Leisurecorp has awarded to us makes us a multi faceted company. These products launch us well beyond the golf industry and validates that we are on the leading edge as a technology company of the future. This variety of products will also enhance the value of what we will bring to our current and future golf course installations. Leisurecorp’s further commitment to GPS Industries shows how strong a partnership they have with GPS Industries. Now Leisurecorp is not only our largest shareholder, they are also our largest customer. We look forward to continue to build on this strong relationship over the years to come.”

David Spencer, the CEO-Golf for Leisurecorp, stated that “we are investing in every area of Jumeirah Golf Estates to create one of the world’s leading residential golf communities. That includes our investment in world-class technology, giving homeowners in every neighborhood world-class tools to make their lives easier. GPS Industries is one of our strategic partners and we are delighted to be able to extend our relationship in this way.”

Leisurecorp, the owner of the Jumeirah Golf Estates, is a significant investor and related party to GPSI.

ABOUT GPS INDUSTRIES, INC.
GPS Industries, Inc. (GPSI) develops and markets GPS and Wi-Fi multimedia solutions to enable managers of golf facilities, resorts, and residential communities to improve operational efficiencies and generate new revenue streams. The Company's Inforemer® Management Solutions product line provides integrated software applications and high-resolution cart mounted display panels that vividly illustrate each hole, providing precise distance measurement information, strategic playing tips and targeted advertising messages to the golfer while enabling the course with state-of-the-art management capabilities such as cart tracking, food and beverage service, and tournament sponsorships. The patented system is seamlessly connected via a high-speed Wi-Fi network that enables the entire facility into a wireless hot spot. GPSI now has an installed base of over 320 active course installations worldwide. For additional information, please visit www.gpsindustries.com.

Forward-Looking Statements
Some statements contained in this release may be forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Editors and investors are cautioned that such forward-looking statements involve risks and uncertainties that may cause the company's actual results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to, the company's ability to generate revenues and other factors as described in the Company's literature and filings with the Securities and Exchange Commission.

CONTACT:

Joe Miller
Chief Financial Officer
604-576-7442
Joe.miller@gpsindustries.com